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                                                                    Exhibit 21.1
                                                                    ------------

                        LIST OF SIGNIFICANT SUBSIDIARIES
                        --------------------------------

    Name of Subsidiary                        State of Incorporation
    ------------------                        ----------------------
1.  Montgomery Tank Lines, Inc.               Illinois
2.  Quality Carriers, Inc.                    Virginia
3.  Lakeshore Leasing, Inc.                   Indiana
4.  Mexico Investments, Inc.                  Florida
5.  MTL of Nevada                             Nevada
6.  Chemical Leaman Corporation               Pennsylvania
7.  Chemical Properties, Inc.                 Pennsylvania
8.  Capacity Management Systems, Inc.         Pennsylvania
9.  Core Logistics Management, Inc.           Delaware
10. EnviroPower, Inc.                         Delaware
11. Pickering Way Funding Corp.               Delaware
12. Power Purchasing, Inc.                    Delaware
13. American Transinsurance Group, Inc.       Delaware
14. Chemical Leaman Tank Lines, Inc.          Delaware
15. Fleet Transport Company, Inc.             Delaware
16. Quala Systems, Inc.                       Delaware
17. CLT Services, Inc.                        Delaware
18. Leaman Logistics, Inc.                    Delaware
19. Transplastics, Inc.                       Delaware
20. QSI Services, Inc.                        Delaware
21. Levy Transport Ltd.                       Quebec, Canada